FORM OF INSTRUCTIONS FOR USE OF
XFONE, INC. SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK,
OR YOUR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Xfone, Inc., a Nevada corporation (the “Company”), to the holders of record (the “Record Holders”) of its shares of common stock, par value $0.001 per share (the “Common Stock”), as described in the Company’s Prospectus, dated [●], 2011 (the “Prospectus”).  Record Holders of Common Stock at the close of business, on [●], 2011 (the “Record Date”), are receiving non-transferable, non-tradable subscription rights (the “Rights”) to subscribe for and purchase shares of the Company’s Common Stock (the “Underlying Shares”).  An aggregate of 21,119,488 Underlying Shares are being offered by the Prospectus.  Each Record Holder will receive one (1) Right for every one (1) share of Common Stock owned of record as of the Record Date, subject to adjustments to eliminate fractional rights.

The Rights will expire, if not exercised, by 5:00 p.m., New York City Time (midnight, Israel time), on [●], 2011, unless extended in the sole discretion of the Company (as so extended, the “Expiration Date”). If you are a beneficial owner that holds your shares of Common Stock through a broker, dealer, bank, trustee, depository or other nominee (including Mizrahi Tefahot Nominee Company Ltd.) who uses the services of the DTC or the TASE Clearing House (each, a “Nominee”), you must notify your Nominee of your election to exercise your Subscription Rights on or before _____, 2011, at such time (Israel time) as determined by the applicable Israeli brokerage company. Any rights not exercised at or before that time will expire worthless without any payment to the holders of those unexercised rights. The Company will not be obligated to honor any purported exercise of Rights received by Transfer Online, Inc.  (the “U.S. Subscription Agent”) after 5:00 p.m., New York City Time (midnight, Israel time), on the Expiration Date, regardless of when the documents relating to such exercise were sent.  The Company may extend the Expiration Date by giving oral or written notice to the U.S. Subscription Agent before the scheduled Expiration Date, followed by a press release no later than 9:00 a.m., New York City Time (4:00 p.m., Israel time), on the business day immediately prior to the most recently announced Expiration Date.  The Rights are evidenced by subscription rights certificates (the “Subscription Rights Certificates”).

Each Right allows the holder thereof to subscribe for one (1) share of Common Stock (the “Basic Subscription Privilege”) at the price of $0.30 per share (the “Subscription Price”).  Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering.  Fractional Rights will be rounded up to the nearest whole number.  As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive 1,000 Rights pursuant to your Basic subscription privilege, and you would have the right to purchase 1,000 shares of Common Stock in the Rights Offering pursuant to your Basic Subscription Privilege. We understand that some Tel Aviv Stock Exchange (“TASE”) members may record fractional securities for the accounts of their clients pursuant to their internal policies.

In addition, each holder of Rights who exercises his Basic Subscription Privilege in full will be eligible to subscribe (the “Oversubscription Privilege”) at the same Subscription Price of $0.30 per share, for additional shares of Common Stock unclaimed by other holders of Rights in this offering on a pro rata basis as of 5:00 p.m., New York City Time (midnight, Israel time), on the Expiration Date (the “Excess Shares”).  “Pro rata” means in proportion to the number of shares of Common Stock that all holders of Rights who have fully exercised their Basic Subscription Privileges on their Common Stock holdings have requested to purchase pursuant to the Oversubscription Privilege.  Each holder of Rights may exercise his Oversubscription Privilege only if he exercised his Rights under the Basic Subscription Privilege in full and other holders of Rights do not exercise their Rights under the Basic Subscription Privilege in full.  If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Oversubscription Privilege, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Oversubscription Privileges.  For the purposes of determining their eligibility for the Oversubscription Privilege, holders will be deemed to have exercised their Basic Subscription Privilege in full if they subscribe for the maximum number of Underlying Shares available under their Basic Subscription Privilege. For example, if X shareholder subscribes for 10 shares and Y shareholder subscribes for 20 shares pursuant to the Basic Subscription Privilege and there are 30 shares available for oversubscription, X would receive the right to purchase 10 of the 30 shares available for oversubscription and Y would receive the right to purchase 20 of the 30 shares available for oversubscription.  See “The Rights Offering-Subscription Rights-Oversubscription Privilege” in the Prospectus.

No holder can own, as a result of the exercise of his/her/its Basic Subscription Privilege or the Oversubscription Privilege a number of shares of our Common Stock which would result in such holder owning, as of the consummation of the Rights Offering, in excess of 30% of our shares of Common Stock, on a fully-diluted basis. The U.S. Subscription Agent will return any excess payments by mail without interest or deduction promptly after the Expiration Date.

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate.  You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the U.S. Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT, BY: (FOR NON – ISRAELI RESIDENTS) (1) CHECK OR BANK DRAFT DRAWN ON A U.S. BANK, OR POSTAL TELEGRAPHIC OR EXPRESS; (2) MONEY ORDER; (3) WIRE TRANSFER OF IMMEDIATELY AVAILABLE FUNDS; OR (FOR ISRAELI RESIDENTS) (1) CHECK OR BANK DRAFT DRAWN ON AN ISRAELI BANK (2) POSTAL CHECK (3) WIRE TRANSFER OF IMMEDIATELY AVAILABLE FUNDS , MUST BE ACTUALLY RECEIVED BY THE U.S. SUBSCRIPTION AGENT OR THE COMPANY (AS APPLICABLE) ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME (MIDNIGHT, ISRAEL TIME), ON THE EXPIRATION DATE.  ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED OR CHANGED.  RIGHTS NOT EXERCISED ON OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME (MIDNIGHT, ISRAEL TIME), ON THE EXPIRATION DATE WILL EXPIRE WITHOUT VALUE.

1.	Method of Subscription-Exercise of Rights.

To exercise Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Rights, with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Shares subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to the U.S. Subscription Agent so that it will be actually received by the U.S. Subscription Agent on or prior to 5:00 p.m., New York City Time (midnight, Israel time), on the Expiration Date.  Payment of the Subscription Price for the Oversubscription Privilege will be held in a segregated account to be maintained by the U.S. Subscription Agent until the Rights Offering is completed or withdrawn and terminated. All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for by cashier’s or certified check drawn upon a United States bank payable to Transfer Online, Inc. , as subscription agent, or by wire transfer of immediately available funds, to the subscription account maintained by the U.S. Subscription Agent at Keybank National Association Bank, ABA # 123002011, Swift Code KEYBUS33, Acct. # 379681067300, Transfer Online, Inc. F/B/O Xfone, Inc. Subscription, with reference to the rights holder’s name.  Please reference your Subscription Rights Certificate number on your check.

The Subscription Rights Certificate and payment of the Subscription Price must be delivered to the U.S. Subscription Agent by hand, mail or overnight courier to the following address:
Attn: Mr. Mark Knight Transfer Online, Inc. 512 SE Salmon Street Portland, OR 97214, USA

If you are a Record Holder and reside in Israel, you may also exercise your Rights by delivering a signed exercise form on the back of your Subscription Rights Certificate to us at the address noted below, together with payment in full of the Subscription Price for each Right being exercised, by midnight, Israel time, on ____________, 2011. Record Holders who reside in Israel, and who wish to deliver their completed Subscription Rights Certificates and subscription payment for the exercise of their Rights directly to us, should do so by mail, courier or hand delivery to the following address:

Attn: Adv. Alon Reisser Xfone, Inc. 11 Rabbi Akiva Street Modi'in Illit, 71919, Israel

All payments (by Israeli residents) directly to us shall be made in U.S. dollars or New Israeli Shekels according to the representative exchange rate most recently published by the Bank of Israel at the time of payment of the Subscription Price and shall be by wire transfer, postal check payable to “Xfone, Inc.” or by check or bank draft drawn on an Israeli bank, and payable to “Xfone Inc.”  Any wire transfer to us should be sent to the following account of Xfone, Inc.: Bank _____________, Account No. ______________, IBAN: IL_____________; SWIFT CODE: __________, with reference to the rights holder’s name.

Payments will be deemed to have been received by the U.S. Subscription Agent or the Company (as applicable) only upon: (i)  clearance of an uncertified check; (ii) receipt of a certified bank check or draft drawn; (iii) receipt by the U.S. Subscription Agent of a U.S. postal money order; (iv) receipt by the Company of an Israeli postal check; or (v) receipt of any appropriately executed and irrevocable wire transfer.

THE METHOD OF DELIVERY OF THE SUBSCRIPTION CERTIFICATE AND THE PAYMENT OF THE SUBSCRIPTION PRICE TO THE U.S. SUBSCRIPTION AGENT IS AT YOUR ELECTION AND RISK.  IF YOU SEND YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, THEN THEY SHOULD BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED OR BY OVERNIGHT COURIER.  A SUFFICIENT NUMBER OF DAYS SHOULD BE ALLOWED TO ENSURE DELIVERY TO THE U.S. SUBSCRIPTION AGENT PRIOR TO THE EXPIRATION DATE.

DELIVERY TO ANY ADDRESS OR BY A METHOD OTHER THAN THOSE SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

If you have any questions, require assistance regarding the method of exercising rights or require additional copies of relevant documents, please contact the Information Agent, Institutional Marketing Services (“IMS”) at +1 (203) 972-9200.

When making arrangements with your Nominee for the delivery of funds on your behalf, you may also request such Nominee to exercise the Subscription Rights Certificate on your behalf.

Nominee holders of Rights who exercise the Basic Subscription Privilege and the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the U.S. Subscription Agent and the Company, in connection with the exercise of the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Underlying Shares that are being subscribed for pursuant to the Oversubscription Privilege, by each beneficial owner of Rights (including such Nominee itself) on whose behalf such Nominee holder is acting.  If more Excess Shares are subscribed for pursuant to the Oversubscription Privilege than are available for sale, the Excess Shares will be allocated, as described above, among beneficial owners exercising the Oversubscription Privilege in proportion to such owners’ request of Rights pursuant to the Oversubscription Privilege.

If the aggregate Subscription Price paid by you is insufficient to purchase the number of Underlying Shares subscribed for, or if no number of Underlying Shares to be purchased is specified, then you will be deemed to have exercised your subscription rights under the Basic Subscription Privilege to purchase Underlying Shares to the full extent of the payment tendered.

If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of Underlying Shares for which you have subscribed for, then the remaining amount will be returned to you by mail, without interest or deduction, promptly after the Expiration Date and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected.

2.	Issuance of Underlying Shares.

Following the receipt of a properly completed and executed Subscription Rights Certificate, together with the payment of the Subscription Price for each Underlying Share subscribed for, and promptly after all pro rata  allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate, or, if you hold your shares in book-entry form, such deliveries and payments will be in the form of a credit to your account:

a.
Basic Subscription Privilege: The U.S. Subscription Agent will deliver to each exercising Rights holder the number of shares of Common Stock purchased pursuant to the Basic Subscription Privilege.  See “The Rights Offering-Subscription Rights-Basic Subscription Privilege” in the Prospectus.

b.
Oversubscription Privilege: The U.S. Subscription Agent will deliver to each Rights holder who validly exercises the Oversubscription Privilege the number of shares of Common Stock, if any, allocated to such Rights holder pursuant to the Oversubscription Privilege.  See “The Rights Offering-Subscription Rights-Oversubscription Privilege” in the Prospectus.

c.
Excess Payments: The U.S. Subscription Agent will mail to each Rights holder who exercises the Oversubscription Privilege any excess amount, without interest or deduction, received in payment of the Subscription Price for Excess Shares that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Oversubscription Privilege.  See “The Rights Offering-Subscription Rights-Oversubscription Privilege” in the Prospectus.

3.	Sale, Transfer, or Assignment of Rights.

Rights may not be sold, transferred, gifted, purchased or assigned; provided, however, that Rights are transferable by operation of law (for example, upon the death of the holder).

4.	Commissions, Fees, and Expenses.

The Company will pay all fees and expenses of the U.S. Subscription Agent, the Information Agent and the Israeli Nominee Company, Mizrahi Tefahot Nominee Company Ltd. (the “Israeli Nominee Company”) related to their acting in such roles in connection with the Rights Offering.  The Company also expects to agree to indemnify the U.S. Subscription Agent, the Information Agent and the Israeli Nominee Company from certain liabilities that they may incur in connection with the Rights Offering.  However, all commissions, fees, and other expenses (including brokerage commissions and fees and transfer taxes) incurred in connection with the exercise of Rights and the issuance of the Underlying Shares will be for the account of the holder of the Rights, and none of such commissions, fees, or expenses will be paid by the Company, the Information Agent, or the U.S. Subscription Agent. The U.S. Subscription Agent may charge processing and mailing fees and if you exercise your subscription rights through a Nominee, you will be responsible for any fees charged by your Nominee.

5.	Execution.

a.
Execution by Registered Holder.  The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever.  Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity on behalf of a registered holder must indicate their capacity when signing and, unless waived by the U.S. Subscription Agent, in its sole discretion, must present to the U.S. Subscription Agent satisfactory evidence of their authority so to act.

b.
Execution By Person Other Than Registered Holder.  If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Certificate must accompany the same unless the U.S. Subscription Agent, in its discretion, dispenses with proof of authority.

c.
Signature Guarantees.  If you are neither a registered holder (or signing in a representative or other fiduciary capacity on behalf of a registered holder) nor an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States, your signature must be guaranteed by such an eligible institution.

6.	Exercising Subscription Rights through a Nominee.

If you are a beneficial owner of our shares of Common Stock and hold them through a Nominee rather than in your own name, we will ask such Nominee to notify you of the Rights Offering. To indicate your decision, you should complete and return to your Nominee the form entitled “Beneficial Owner Election Form” sufficiently in advance of the expiration of the subscription period in order to ensure timely delivery of a Subscription Rights Certificate reflecting your exercise.

7.	Special Provisions Relating to the Delivery of Rights through the DTCC.

In the case of Rights that are held of record through the Depository & Trust Clearing Corporation (the “Book-Entry Transfer Facility”), exercises of Rights under the Basic Subscription Privilege and the Oversubscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the U.S. Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of Underlying Shares thereby subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege.  See the Company’s “Letter to Stockholders Who Are Record Holders” and the “Nominee Holder Certification”.

Procedures Applicable to Holders of Shares Through our Israeli Nominee Company

Mizrahi Tefahot Nominee Company Ltd. (Mizrahi Tfahot Hevra Le-Rishumim B.M.) will act as the Israeli Nominee Company in connection with the Rights Offering with respect to our shares of Common Stock that are held through Israeli brokerage firms that hold the rights through our Israeli Nominee Company, as well as our shares of Common Stock held in the DTC account of the TASE Clearing House for the benefit of Nominees that are TASE Clearing House members.

The TASE Clearing House will credit the accounts of the respective TASE Clearing House members that hold our shares of Common Stock of record as of_______, 2011 with one (1) subscription right per one (1) share of Common Stock held in such accounts.

The TASE Clearing House members and members of TASE will notify their respective beneficial owners as soon as possible about the terms of the Rights Offering in order to ascertain their intentions and to obtain instructions with respect to the subscription rights, specifically if and how many basic subscription privileges they elect to exercise, and in the event that they elect to exercise their Basic Subscription Privileges in full, if and how many shares they elect to subscribe for pursuant to the Oversubscription Privilege.

TASE members are required to send a written notice to their clients who are registered in their records as our shareholders on the Record Date notifying them that the Rights are non-transferable and non-tradable and will not be tradable on any stock exchange and that they can choose among the following three alternatives: (i) to not exercise their subscription rights at all; (ii) to exercise their Basic Subscription Privileges in full or in part; or (iii) to exercise their Basic Subscription Privileges in full and subscribe for all or portion of the Rights pursuant to the Oversubscription privileges. Such notice should also state that in the event that such member does not receive any instructions from the client on or prior to __________, 2011 the client will be deemed to have declared that such client is not interested in exercising the Rights and will further be deemed to have declared that such client is aware that such client's holdings in the Company's shares of Common Stock will be diluted, that other Rights holders may receive the benefit of such client's unexercised subscription rights by subscribing for Rights pursuant to the Oversubscription privileges of such other Rights holders, resulting in the dilution of such client's ownership percentages of the outstanding shares of Common Stock and that such client will not be able to receive any consideration for the Rights as the Rights are not transferable or tradable.

Beneficial owners who wish to exercise their subscription rights must notify their respective TASE members, no later than _________, 2011 at the time (Israel time) determined by the applicable member, as to the number of Basic Subscription Privileges they elect to exercise, and, if they elect to exercise their Basic Subscription Privileges in full, the number of Rights subscribed for pursuant to the Oversubscription Privilege, if any.

TASE Clearing House members must deliver to the TASE Clearing House by 9:00  a.m. Israel time on __________, 2011 a notice setting forth: (i) the total number of Rights subscribed for through the exercise of the Basic Subscription Privileges of its respective clients and (ii) the total number of Rights subscribed for pursuant to the Oversubscription Rights, if any, by such beneficial owners. TASE members and TASE Clearing House members are required to ensure that any client that elects to exercise its Oversubscription Privilege has exercised its Basic Subscription Privilege in full. TASE Clearing House members bear the sole responsibility and liability for the results of any mistake in such member's exercise notice.

The TASE Clearing House must notify, by 12:00  p.m. Israel time on __________, 2011, Mizrahi Tefahot Nominee Company Ltd., which, in turn, must notify us by 12:00  p.m. Israel time on ___________, 2011 of (i) all exercises of Basic Subscription Privileges and (ii) all exercises of Oversubscription Privileges by the TASE Clearing House members.

The TASE Clearing House will credit the accounts of the respective TASE Clearing House members with the shares of Common Stock issued to them in the Rights Offering, concurrently with the debit of the Subscription Price from such accounts, on __________, 2011. The payment of the Subscription Price will be denominated in NIS, at the “known” representative rate of exchange on _______, 2011 which is the representative rate of exchange published by the Bank of Israel on the date prior to the payment date. On such date, Mizrahi Tefahot Nominee Company Ltd will transfer the funds of the related payment to us.

Set forth below is a summary of the Rights Offering timeline for holders of our shares of Common Stock through our Israeli Nominee Company:

_______, 2011	Record Date
_______, 2011	TASE Ex-day
_______, 2011 at the time (Israel time) determined by the applicable TASE member
The last day for clients of TASE members to notify the applicable TASE member as to the number of Basic Subscription Privileges they elect to exercise, and to the extent that such Basic Subscription Privileges are exercised in full, the number of rights subscribed for pursuant to the Oversubscription Privilege, if any.

_______, 2011,by 9:00 a.m. Israel time	TASE Clearing House members deliver to the TASE Clearing House notices of Rights exercised pursuant to the Basic and Oversubscription Privileges.
_______ 2011, by 12:00 p.m. Israel time	TASE Clearing House delivers the notices of its members to Mizrahi Tefahot Nominee Company Ltd.
_______ 2011, by 12:00 p.m. Israel time	Mizrahi Tefahot Nominee Company Ltd. delivers the notices of TASE Clearing House members to the Company.
_______, 2011
The issuance date of the shares of Common Stock issued in connection with the Rights Offering. TASE Clearing House credits the accounts of the respective TASE Clearing House members with the shares of Common Stock issued to them in connection with the Rights Offering, concurrently with the debit of the Subscription Price from such accounts.

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